Exhibit 99.1

press release
For further information contact:
John N. Hatsopoulos
P: 781-622-1120
E: jhatsopoulos@tecogen.com

Tecogen Selects New Board Member

WALTHAM, Mass., July 7, 2014: Tecogen Inc. (NASDAQ: TGEN), today announced the appointment of Mr. Earl Lewis to the company’s Board of Directors. Tecogen is a next-generation manufacturer of natural-gas-fueled, engine-driven, combined heat and power (CHP) products that aim to reduce energy costs, reduce greenhouse gas emissions, and alleviate congestion on the national power grid.

Mr. Lewis served as Chairman, President, and Chief Executive Officer of FLIR Systems, Inc. (NASDAQ: FLIR), a highly acclaimed electronic equipment manufacturer, from 2000 until his retirement in 2013 as President and Chief Executive Officer. He continues to serve as Chairman of FLIR’s Board. Prior to joining FLIR, Mr. Lewis served in various capacities at Thermo Instrument Systems, Inc., a unit of Thermo Fisher Scientific Inc. (NYSE: TMO), formerly Thermo Electron Inc., with his last role as President and Chief Executive Officer.

“We are pleased to welcome Mr. Lewis to our Board,” said Robert Panora, Tecogen’s President and Chief Operating Officer. “We appreciate his thoroughly demonstrated knowledge of how to manage a business to increase its profitability and growth. Also, his leadership at both Thermo Electron and FLIR has given him a deep understanding of Tecogen’s technology and operations, as well as our target markets.”

Mr. Lewis is also a member of the Board of Directors of Harvard BioScience and NxStage Medical, Inc., and a Trustee of Clarkson University and New Hampton School. He holds a BS from Clarkson College of Technology and has attended post-graduate programs at the University of Buffalo, Northeastern University, and Harvard University. Mr. Lewis also holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

About Tecogen
Tecogen manufactures, installs, and maintains high efficiency, ultra-clean combined heat and power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for industrial and commercial use. Tecogen has shipped more than 2,000 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com.

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Tecogen Media Contact Information:
David Garrison
Director of Finance
P: 781-466-6403
E: David.Garrison@tecogen.com

Tecogen Investor Contact Information:
John N. Hatsopoulos
P: 781-622-1120
E: jhatsopoulos@tecogen.com